EXHIBIT 24.2
CERTIFICATE
     I, Diane Wood, Associate Secretary of Pinnacle West Capital Corporation, an Arizona corporation (the “Company”), hereby certify that the following is a true and correct copy of an excerpt from the minutes of a meeting of the Board of Directors of the Company duly called and held on December 16, 2008, at which meeting a quorum was present and acting throughout, and such resolutions have not been amended or rescinded, but remain in full force and effect on the date hereof:
     RESOLVED, that Pinnacle West Capital Corporation (the “Company”), acting through its proper officers, is hereby authorized, empowered, and directed to prepare, execute and file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to up to 2,000,000 shares of common stock of the Company (“Plan Shares”) to be offered and sold pursuant to the Pinnacle West Capital Corporation Savings Plan (the “Plan”), and an indeterminate amount of participation or other interests in the Plan, and such amendments, supplements, exhibits and other documents relating to said registration statement (including post-effective amendments to the registration statement) as any of such officers may consider appropriate or advisable from time to time; and further
     RESOLVED, that the name of each of the proper officers of the Company may be signed to any such registration statement, amendment, supplement, exhibit, or other document pursuant to a power of attorney or other similar delegation of authority; and further...
     IN WITNESS WHEREOF, I have executed this Certificate as of the 6th day of February, 2009.

/s/ Diane Wood
Diane Wood
Associate Secretary